For Immediate Release:

RENT-A-CENTER, INC. ANNOUNCES

PROSPECTIVE SETTLEMENT OF BURDUSIS LITIGATION

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Plano, Texas, August 10, 2006 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS:RCII), the nation's largest rent-to-own operator, today announced it has reached a prospective settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. These matters allege violations by the Company of certain wage and hour laws of California.

Under the terms contemplated, the Company anticipates it will pay an aggregate of $4.95 million in cash, including plaintiff's attorneys fees, to be distributed to an agreed-upon class of Company employees from August 1998 through the date of preliminary court approval of the settlement. The Company estimates the class size to be approximately 6,000 persons. However, in the event there are more than 6,250 class members, the Company has agreed to increase the settlement fund by $750 per person in excess of 6,250. In connection with the prospective settlement, the Company is not admitting liability for its wage and hour practices in California. As a result of the settlement, the Company anticipates recording a charge in the third quarter of this year to account for the aforementioned settlement amount and attorneys' fees. The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While the Company believes that the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 2,750 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 290 rent-to-own stores, approximately 282 of which operate under the trade name of "ColorTyme," and the remaining 8 of which operate under the "Rent-A-Center" name.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the negotiation of and entry into definitive settlement documentation; one or more parties filing an objection to the settlement; the size of the class exceeding 6,250 persons; the court hearing the case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiff; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

dcarpenter@racenter.com